EXHIBIT 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference into the Registration Statements on Form F-3 Nos. 333-136811, 333-169793, 333-177224 and 333-179689 and related Prospectuses of EDAP TMS S.A. of our report dated April 26, 2012, with respect to the consolidated financial statements of EDAP TMS S.A. as of December 31, 2011 and for each of the years in the two-year period then ended of EDAP TMS S.A. appearing in the Annual Report on Form 20-F of EDAP TMS S.A. for the year ended December 31, 2012.

Lyon, France, April 2, 2013

ERNST & YOUNG Audit

Represented by

/s/Nicolas Sabran
Nicolas Sabran